EXHIBIT 3(i)

                    CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION


     Standex International Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Standex International Corporation on July 29, 1998, a vote was duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said Amendment to be advisable and calling for consideration thereof at the Annual Meeting of Stockholders of said corporation. The vote setting forth the proposed amendment is as follows:

                    VOTED:    That this Board declares it
                    advisable that Article Fourth of the
                    Restated Certificate of Incorporation be amended as follows: "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares of Common Stock, par value $1.50 per share."

                    FURTHER
                    VOTED:    That the Secretary is hereby
                    authorized and directed to submit the
                    proposal of such amendment for adoption
                    by the Stockholders at the Annual
                    Meeting of Stockholders to be held on
                    October 27, 1998.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Annual Meeting of Stockholders of said Corporation was dully called and held on October 27, 1998, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



     IN WITNESS WHEREOF, Standex International Corporation has caused this Certificate to be signed by Edward J. Trainor, its President and Chief Executive Officer and attested by Deborah A.
Rosen, its Secretary, this 29th day of October, 1998.

                         STANDEX INTERNATIONAL CORPORATION


                         By:  /s/Edward J. Trainor
                              ____________________________________
                              Edward J. Trainor, President/CEO
(Corporate Seal)

ATTEST:


By:  /s/ Deborah A. Rosen
     ______________________________
     Deborah A. Rosen, Secretary


State of New Hampshire  )
County of Rockingham    )  SS.

     Then personally appeared Edward J. Trainor and Deborah A.
Rosen, known to me to be the President/CEO and Secretary respectively of Standex International Corporation and acknowledged the foregoing instrument to be the free act and deed of Standex International Corporation.

Dated:  October 29, 1998
                              /s/Steven G. Brown
                              _____________________________________
                              Steven G. Brown, Notary Public